Exhibit 99.1

News Release

MODUSLINK REPORTS FINANCIAL RESULTS FOR FIRST

QUARTER OF FISCAL 2015

WALTHAM, Mass.—Dec. 10, 2014—ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its first quarter of fiscal year 2015 ended October 31, 2014. Results for that period are summarized in the following paragraphs. For a full discussion of the results, please see the Company’s quarterly report on Form 10-Q, which can be accessed through www.moduslink.com.

First Quarter Financial Summary

•	Net revenue of $187.4 million, a decrease of 2.1% compared to the first quarter of fiscal 2014

•	Gross margin of 10.0%, a 150 basis point reduction compared to 11.5% in the first quarter of fiscal 2014

•	SG&A expenses of $15.5 million, a 14.3% reduction compared to the first quarter of fiscal 2014

•	Operating income of $1.2 million compared to operating income of $2.6 million in the first quarter of fiscal 2014

•	Net income of $0.2 million, or $0.00 per basic and diluted share, compared with net income of $0.6 million, or $0.01 per basic and diluted share, in the first quarter of fiscal 2014

•	Adjusted EBITDA of $7.5 million compared to $8.8 million in the first quarter of fiscal 2014

ModusLink reported net revenue of $187.4 million for the first quarter of fiscal 2015, compared to $191.4 million in the first quarter of fiscal 2014. This change in net revenue was primarily driven by decreased revenues from clients in the computing and consumer electronics markets and decreased revenues from an aftermarket services program related to the repair and refurbishment of mobile devices, offset by a significant increase in revenue from a consumer electronics client.

Gross margin for the first quarter of fiscal 2015 was 10.0% compared to 11.5% in the first quarter of the previous year. The decline was primarily due to an unfavorable revenue mix, primarily associated with lower volumes for a client in the computing industry.

Operating income for the first quarter of fiscal 2015 was $1.2 million, compared to $2.6 million in the first quarter of the previous year. Net income for the first quarter of fiscal 2015 was $0.2 million, or $0.00 per basic and diluted share, compared with net income of $0.6 million, or $0.01 per basic and diluted share in the first quarter of the previous year.

For the first quarter of fiscal 2015, Adjusted EBITDA was $7.5 million compared to $8.8 million for the same period in fiscal 2014. EBITDA represents earnings before interest, income tax expense, depreciation and amortization, and Adjusted EBITDA represents EBITDA excluding certain items. Please refer to the non-GAAP information and table reconciling the Company’s Adjusted EBITDA to its GAAP net income/(loss) below.

About ModusLink

ModusLink Corporation, a wholly owned subsidiary of ModusLink Global Solutions, Inc. (NASDAQ: MLNK), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software and retail. The Company’s operations are supported by more than 25 sites across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

Non-GAAP Information

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses Adjusted EBITDA, a non-GAAP financial measure, to assess its performance. EBITDA represents earnings before interest, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding the effects of professional fees associated with our SEC inquiry and financial restatement, strategic alternatives and other professional fees, executive severance and employee retention, restructuring, share-based compensation, impairments of goodwill and long-lived assets, unrealized foreign exchange gains or losses, net, other non-operating gains or losses, net, equity in gains and losses of affiliates and impairments, and discontinued operations.

We believe that providing Adjusted EBITDA to investors is useful as this measure provides important supplemental information of our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that the

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Adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

A table reconciling the Company’s EBITDA and Adjusted EBITDA to its GAAP net income/(loss) is included in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize it’s net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. The Company does not undertake any obligations to update forward-looking statements made by it.

Contact:

781-663-5012

ir@moduslink.com

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ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	October 31, 2014	July 31, 2014
Assets:
Cash and cash equivalents	$104,308	$183,515
Trading securities	72,097	22,793
Accounts receivable, net	157,436	123,948
Inventories	54,196	65,269
Prepaid and other current assets	19,759	10,243

Total current assets	407,796	405,768

Property and equipment, net	23,539	25,126
Investments in affiliates	7,199	7,172
Goodwill	3,058	3,058
Other intangible assets, net	399	667
Other assets	8,809	9,855

Total assets	$450,800	$451,646

Liabilities:
Accounts payable	$103,289	$105,045
Accrued restructuring	2,025	2,246
Accrued expenses	38,940	39,544
Other current liabilities	54,680	51,759

Total current liabilities	198,934	198,594

Long-term portion of accrued restructuring	—	39
Notes payable	74,443	73,391
Other long-term liabilities	8,167	8,004

Total liabilities	281,544	280,028

Stockholders’ equity:	169,256	171,618

Total liabilities and stockholders’ equity	$450,800	$451,646

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	(unaudited) Three Months Ended October 31,
	2014	2013	Fav (Unfav)
Net revenue	$187,444	$191,415	(2.1%)
Cost of revenue	168,606	169,420	0.5%

Gross profit	18,838	21,995	(14.4%)

	10.0%	11.5%	(1.5%)
Operating expenses:
Selling, general and administrative	15,522	18,115	14.3%
Amortization of intangible assets	268	280	4.3%
Restructuring, net	1,901	979	(94.2%)

Total operating expenses	17,691	19,374	8.7%

Operating income	1,147	2,621	(56.2%)
Other income (expense), net	224	(812)	127.6%

Income from continuing operations before taxes	1,371	1,809	(24.2%)
Income tax expense	1,157	1,137	(1.8%)
Equity in (gains) losses of affiliates, net of tax	(8)	134	106.0%

Income from continuing operations	222	538	(58.7%)
Discontinued operations, net of income taxes:
Income from discontinued operations	—	79

Net income	$222	$617	(64.0%)

Basic net income per share:
Income from continuing operations	$0.00	$0.01
Income from discontinued operations	0.00	0.00

Net Income	$0.00	$0.01

Diluted net income per share:
Income from continuing operations	$0.00	$0.01
Income from discontinued operations	0.00	0.00

Net Income	$0.00	$0.01

Weighted average common shares used in:
Basic earnings per share	51,875	51,438
Diluted earnings per share	52,004	51,493

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information by Operating Segment

(in thousands)

	(unaudited) Three Months Ended October 31,
	2014	2013
Net revenue:
Americas	$81,798	$76,575
Asia	42,955	45,390
Europe	54,415	60,616
All other	8,276	8,834

Total net revenue	$187,444	$191,415

Operating income (loss):
Americas	$1,618	$3,488
Asia	3,353	5,851
Europe	(1,378)	(2,346)
All other	161	585

Total segment operating income	3,754	7,578
Corporate-level activity	(2,607)	(4,957)

Total operating income	$1,147	$2,621

ModusLink Global Solutions, Inc. and Subsidiaries

Reconciliation of Selected Non-GAAP Measures to GAAP Measures

(in thousands)

Net Income to Adjusted EBITDA[1]	(unaudited) Three Months Ended October 31,
	2014	2013
Net income	$222	$617
Interest income	(64)	(102)
Interest expense	2,667	213
Income tax expense	1,157	1,137
Depreciation	2,810	3,474
Amortization of intangible assets	268	280

EBITDA	7,060	5,619
SEC inquiry and financial restatement costs	(23)	1,779
Strategic alternatives and other professional fees	377	16
Restructuring	1,901	979
Share-based compensation	409	512
Unrealized foreign exchange (gains) losses, net	(54)	278
Other non-operating gains, net	(2,123)	(471)
Equity in (gains) losses of affiliates and impairments	(8)	134
Discontinued operations	—	(79)

Adjusted EBITDA	$7,539	$8,767

[1]	The Company defines Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, SEC inquiry and financial restatement costs, strategic alternatives and other professional fees, executive severance and employee retention, restructuring, share-based compensation, impairment of goodwill and long-lived assets, unrealized foreign exchange (gains) losses, net, other non-operating (gains) losses, net, equity in (gains) losses of affiliates and impairments and discontinued operations.